Exhibit 10.1

LIQUIDATOR SERVICES AGREEMENT

THIS LIQUIDATOR SERVICES AGREEMENT, dated as of July 28, 2020 (this “Agreement”) is entered into by and among Industrial Property Trust, a Maryland real estate investment trust (the “Company”), Industrial Property Operating Partnership LP, a Maryland limited partnership and subsidiary of the Company (“Company OP”), and IPT Liquidator LLC, a Colorado limited liability company (the “Liquidator”).

W I T N E S S E T H

WHEREAS, the Company, Company OP and IPT Advisor LLC (“Advisor”) were parties to that certain Amended and Restated Advisory Agreement, dated as of June 12, 2020 (the “Advisor Agreement”), pursuant to which Advisor provided certain services to the Company and Company OP with respect to the day-to-day operating and acquisition activities of the Company and Company OP;

WHEREAS, the Advisory Agreement terminated immediately prior to the effective time of this Agreement;

WHEREAS, on July 15, 2020, Company OP completed the sale of certain of its remaining assets (the “Final Sale”) in accordance with the terms of that certain Interest Purchase Agreement, dated July 15, 2020, by and between Company OP and a certain wholly owned subsidiary of Black Creek Industrial REIT IV Inc. (“BCI IV”);

WHEREAS, following the Final Sale and in furtherance of the Plan of Liquidation adopted by the Board of Trustees of the Company (the “Trustees”) on January 7, 2020, the Trustees have determined that it is advisable and in the best interests of the Company and its shareholders to wind up the affairs of the Company, including by discharging all known claims, expenses, charges, obligations and other liabilities of the Company and making reasonable provision for claims or liabilities that may arise subsequent to the termination of the Company;

WHEREAS, on or about July 24, 2020, after payment, or provision for payment, of the liabilities of the Company and its former subsidiaries, the Trustees made a final distribution (the “Final Distribution”) of the remaining assets of the Company to the holders of shares of beneficial interest in the Company (the “Shareholders”);

WHEREAS, in order to facilitate the winding up of the business of the Company, following the Final Distribution, the subsidiaries of Company OP and Company OP will be merged with and into the Company, with the Company being the surviving entity in such merger (the “Merger”);

WHEREAS, to complete the winding up of the Company, the Trustees will file Articles of Dissolution with the Maryland Department of Assessments and Taxation terminating the existence of the Company (the “Company Termination”);

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WHEREAS, to provide a means for addressing any claims or other matters relating to the Company that may arise following the Company Termination, the Company and Company OP desire to avail themselves of the assistance of the Liquidator following the Company Termination and to have the Liquidator undertake the services hereinafter set forth, on behalf of the Company and Company OP, all as provided herein; and

WHEREAS, the Liquidator is willing to undertake to render such services on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.            RESERVE ACCOUNT. On or prior to the date of the Company Termination (the “Company Termination Date”), the Company shall transfer to an account established by the Liquidator (the “Reserve Account”) an amount equal to $471,000 (the “Reserves”) in immediately available funds. The Reserves shall be held in trust by the Liquidator and used by the Liquidator exclusively to administer and satisfy any claims or liabilities of the Company or its former subsidiaries subsequent to the Company Termination Date in accordance with the terms of this Agreement. The Liquidator shall have the authority in its sole discretion to make withdrawals from the Reserve Account and to issue checks and drafts on and make deposits into such account in the name of the Liquidator on behalf of the Company or its former subsidiaries. The Reserves and the proceeds from any Insurance Policy (as defined below) or D&O Policy (as defined below) shall be the sole source of funds for the satisfaction or discharge of claims or liabilities against the Company or its former subsidiaries following the Company Termination. The Liquidator shall not be required to expend its own funds to satisfy any claims or liabilities of the Company or its former subsidiaries.

2.            POST-TERMINATION SERVICES. Following the Company Termination, the Liquidator shall provide the following services on behalf of the Company (the “Post-Termination Services”):

(a)            act as the representative of the Company and its former subsidiaries (including, without limitation, Company OP) in any claims asserted against the Company or its former subsidiaries (including, without limitation, Company OP), make appropriate efforts to administer and resolve any such claims or liabilities and satisfy or discharge any such claims or liabilities;

(b)            administer any claims asserted against the Company or its former subsidiaries (including, without limitation, Company OP) under the Company’s insurance policies, including, without limitation, those listed on Schedule A hereto (each, an “Insurance Policy”) and satisfy any deductible owed under the applicable Insurance Policy with respect to any such claims (if any) by expending the Reserves; provided, however, that the inclusion of any Insurance Policy on Schedule A shall in no way be construed as a concession by the Company or any of its former subsidiaries (or the Liquidator on behalf of the Company or any of its former subsidiaries) that the Company or any of its former subsidiaries is responsible or liable for any such asserted claim. For the avoidance of doubt, the Liquidator shall not be required to use its own funds solely to satisfy any deductibles owed under the Insurance Policies nor any underlying claims or liabilities;

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(c)            in the event that any claim is asserted against a Trustee or any other insured parties, and such Trustee or any other insured parties makes a claim under the Company’s Directors and Officers Insurance Policy (the “D&O Policy”), administer such claims under the D&O Policy;

(d)            supervise (i) the preparation and delivery of all relevant tax documents, including Form 1099s,for the tax year ending 2020 to the former Shareholders of the Company and (ii) the preparation and filing of all relevant tax returns for the tax year ending 2020 with the relevant taxing authorities; and

(e)            for a period of six years from the Company Termination Date, provide for the retention of the books and records of the Company, including, without limitation, lists of Shareholders and files which have been delivered to or created by the Trustees, the Liquidator or their respective agents, after which period the Liquidator may retain or destroy such books and records in its sole discretion.

3.            SCOPE OF RESPONSIBILITY.

(a)            The Liquidator is hereby authorized to act in the name of the Company and its former subsidiaries (including, without limitation, Company OP) with respect to the Post-Termination Services and to exercise all of the Company’s rights under the Insurance Policies and the D&O Policy in its sole and absolute discretion. The Post-Termination Services shall include all functions relating to the handling of any claims or liabilities of the Company or its former subsidiaries (including, without limitation, Company OP).

(b)            The Liquidator shall have sole discretion in (i) determining whether any claim or suit be paid, settled, litigated or appealed, and (ii) as to all aspects of any litigation including matters of procedure, compromise, defense and appeal.

4.            Power of Attorney. Each of the Company and Company OP hereby appoints the Liquidator as its attorney-in-fact to enable the Liquidator to perform the services contemplated by this Agreement, which power of attorney shall be irrevocable and shall survive the Company Termination.

5.            COMPENSATION. As compensation for the Post-Termination Services, the Liquidator shall be entitled to any amounts remaining in the Reserve Account on December 31, 2023 (the “Payment Date”). In the event there are any unresolved claims or liabilities asserted against the Company or its former subsidiaries as of the Payment Date, the Liquidator shall retain in the Reserve Account (to the extent of funds available therein), and shall not withdraw from the Reserves for its compensation, an amount of funds reasonably sufficient to satisfy any such unresolved claims or liabilities. For the avoidance of doubt, the Liquidator shall not be obligated to use its own funds to replenish the Reserve Account, including, without limitation, on or following the Payment Date in order to satisfy any such unresolved claims or liabilities. Upon the final resolution of any such unresolved claims or liabilities, the Liquidator shall be entitled to any remaining amounts in the Reserve Account.

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6.            EXPENSES. The Liquidator shall be entitled to reimbursement from the Reserves for all reasonable out-of-pocket expenses or liabilities paid or incurred by the Liquidator in connection with the Post-Termination Services.

7.            LIMITED LIABILITY OF LIQUIDATOR. The Liquidator shall not be liable, directly or indirectly, (i) for any claims or liabilities whatsoever of the Company or its former subsidiaries (including, without limitation, Company OP), or (ii) any damages, losses, costs or expenses arising out of the Post-Termination Services provided hereunder, other than damages, losses, costs or expenses which have been finally adjudicated to have directly resulted from the Liquidator’s willful misconduct or gross negligence.

8.            ASSIGNMENT OF CERTAIN TAX RIGHTS TO LIQUIDATOR. The Company and Company OP hereby assign to the Liquidator the right to claim and/or pursue any refunds or other amounts due from any relevant tax authority that would otherwise be payable to the Company or Company OP, and any such refunds or other amounts recovered from any relevant tax authority may be retained by the Liquidator as compensation for services provided hereunder.

9.            OTHER ACTIVITIES OF THE LIQUIDATOR. Nothing herein contained shall prevent the Liquidator or any of its Affiliates from engaging in or earning fees from other activities, including, without limitation, the rendering of advice to other persons and the management of other programs advised, sponsored or organized by the Liquidator or its Affiliates; nor shall this Agreement limit or restrict the right of any member, manager, director, officer, employee, or stockholder of the Liquidator of its Affiliates to engage in or earn fees from any other business or to render services of any kind to any other partnership, corporation, firm, individual, trust or association and earn fees for rendering such services. As used in this paragraph and elsewhere in this Agreement, the term “Affiliate” shall mean (i) any individual, corporation, partnership, trust, joint venture, limited liability company or other entity (each a “Person”) directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; (ii) any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; (iii) any Person directly or indirectly controlling, controlled by or under common control with such other Person; (iv) any executive officer, director, trustee or general partner of such other Person; and (v) any legal entity for which such Person acts as an executive officer, director, trustee or general partner.

10.            TERM. The Liquidator hereby agrees to provide the Post-Termination Services until December 31, 2023 (the “Termination Date”), except that the Liquidator shall continue to maintain the books and records of the Company for the period set forth in Section 2(e) hereof. In the event there are any unresolved claims or liabilities asserted against the Company or its former subsidiaries as of the Termination Date, the Liquidator shall continue to provide the Post-Termination Services until such claims or liabilities have been resolved.

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11.            ASSIGNMENT TO AN AFFILIATE. This Agreement may be assigned by the Liquidator to an Affiliate or Affiliates that agree to assume all of the obligations of the Liquidator hereunder and the Liquidator may delegate any or all of its duties hereunder to an Affiliate or Affiliates of the Liquidator.

12.            SEVERABILITY. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

13.            CONSTRUCTION. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Colorado.

14.            ENTIRE AGREEMENT. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

15.            TITLES NOT TO AFFECT INTERPRETATION. The titles of paragraphs and subparagraphs contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

16.            No Third Party Beneficiaries. It is understood and agreed among the Company, Company OP and the Liquidator that this Agreement is entered into solely for the benefit of the parties hereto, and that, except as otherwise expressly provided for in this Agreement, no other person shall be entitled or be deemed to be entitled to any benefits or rights hereunder, nor be authorized or entitled to enforce any rights, claims or remedies hereunder or by reason hereof, including, without limitation, any Shareholders, members, partners or creditors of the Company or its former subsidiaries. In no event shall any member of the Liquidator be liable for any liability that the Liquidator may incur hereunder or otherwise.

17.            EXECUTION IN COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signature page follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

COMPANY:

INDUSTRIAL PROPERTY TRUST

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Chief Financial Officer

COMPANY OP:

INDUSTRIAL PROPERTY OPERATING PARTNERSHIP LP

By: Industrial Property Trust, its general partner

By:	/s/ Thomas G. McGonagle
Name:	Thomas G. McGonagle
Title:	Chief Financial Officer

LIQUIDATOR:

IPT LIQUIDATOR LLC

By:	/s/ Jeffrey Taylor
Name:	Jeffrey Taylor
Title:	Managing Director, Chief Operating Officer

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